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                                                                      Exhibit 26

             [LETTERHEAD OF AMERICAN BANKERS INSURANCE GROUP, INC.]

News Release
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                                                          Contact: Bruce Camacho
                                                        Executive Vice President
                                                              Investor Relations
                                                                  (305) 252 7060

FOR IMMEDIATE RELEASE


                    AMERICAN BANKERS INSURANCE GROUP, INC.
                     ADOPTS NEW SHAREHOLDERS RIGHTS PLAN
                         AS EXISTING PLAN WILL EXPIRE

                  Miami, Florida, February 19, 1998 ... American Bankers Insurance Group, Inc. (NYSE: ABI) announced today that since its existing shareholders rights plan will expire in accordance with its terms on March 10, 1998, the Board of Directors of the Company approved and adopted a new shareholders rights plan in which preferred stock purchase rights will be distributed as a dividend at a rate of one right for each share of common stock held by stockholders of record on March 10, 1998. The new shareholders rights plan is substantially identical to the existing shareholders rights plan, except the exercise price has been set at $75 and the expiration date is March 10, 2003.

                  The Company also announced that the Board adopted certain amendments to its current rights plan which clarify that although the current rights plan exempts acquisitions by AIG pursuant to the Merger Agreement and the related Stock Option Agreement and Voting Agreement, the current rights plan does not exempt any other purchases by AIG.

                  American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.